Exhibit 99.1

For Immediate Release
February 25, 2025

Carlyle Secured Lending, Inc. Announces Financial Results For Fourth Quarter and Full Year Ended December 31, 2024, Declares First Quarter 2025 Dividends of $0.45 Per Common Share Inclusive of the Supplemental Dividend

New York - Carlyle Secured Lending, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “CGBD” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its fourth quarter and full year ended December 31, 2024. Justin Plouffe, CGBD’s Chief Executive Officer said, “CGBD produced a strong finish to 2024 with portfolio growth driven by fourth quarter net investment activity. Net investment income remained comfortably above our base dividend and consistent with the prior quarter, despite tightening market spreads and continued repricing activity. We are very pleased with our performance throughout the fourth quarter and 2024 broadly, and we look forward to building on this performance throughout 2025.”
Net investment income for the fourth quarter of 2024 was $0.47 per common share. Net asset value per common share decreased by 0.3% for the fourth quarter to $16.80 from $16.85 as of September 30, 2024. The total fair value of our investments increased to $1.8 billion as of December 31, 2024.
Net investment income for 2024 was $2.00 per common share with Adjusted Net Investment Income Per Common Share(1) of $2.02 after adjusting for one-time income or expense events.
Dividends
On February 18, 2025, the Board of Directors declared a base quarterly common dividend of $0.40 per share plus a supplemental common dividend of $0.05 per share. The dividends are payable on April 17, 2025 to common stockholders of record on March 24, 2025.

On December 11, 2024, the Company declared a cash dividend on the Preferred Stock for the period from October 1, 2024 to December 31, 2024 in the amount of $0.438 per Preferred Share to the holder of record on December 31, 2024.

Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Wednesday, February 26, 2025 to discuss these quarterly financial results. The conference call will be available via public webcast via a link on Carlyle Secured Lending’s website and will also be available on our website soon after the call’s completion.

Non-GAAP Financial Measures
On a supplemental basis, the Company is disclosing Adjusted Net Investment Income Per Common Share, which is calculated and presented on a basis other than in accordance with GAAP (“non-GAAP”). The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to one-time or non-recurring investment income and expense events, including the effect on incentive fees. The presentation of this non-GAAP measure is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.
The Company’s management uses the non-GAAP financial measure described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not had similar one-time or non-recurring events. The Company’s management believes “Adjusted Net Investment Income Per Common Share” is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to one-time or non-recurring events and are used by management to evaluate the economic earnings of the Company.

(1) Represents a non-GAAP metric, see “Non-GAAP Financial Measures” for more information.
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The following details the one-time or non-recurring events considered as part of the non-GAAP measure. The non-GAAP measure is reflected net of any incentive fee impacts, as applicable.
•On July 2, 2024, Carlyle Direct Lending CLO 2015-1R LLC, a wholly-owned and consolidated subsidiary of the Company, completed the refinancing of its outstanding notes by redeeming the notes in full and issuing new notes and loans (the “2015-1R CLO Reset”). Refer to Note 8, Borrowings, in the Company’s Form 10-K for the Annual Period ended December 31, 2024 for more information on the refinancing. In connection with the refinancing, the debt issuance costs were accelerated in accordance with GAAP.

Carlyle Secured Lending, Inc.
CGBD is an externally managed specialty finance company focused on lending to middle-market companies. CGBD is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through December 31, 2024, CGBD has invested approximately $8.7 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. CGBD’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. CGBD has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: carlylesecuredlending.com

About Carlyle
Carlyle (“Carlyle,” or the “Adviser”) (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $441 billion of assets under management as of December 31, 2024, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 2,200 employees in 28 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.

Contacts:

Investors:	Media:
Nishil Mehta	Kristen Greco Ashton
+1-212-813-4928	+1-212-813-4763
publicinvestor@carlylesecuredlending.com	kristen.ashton@carlyle.com
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